[Letterhead of Baird, Kurtz & Dobson]



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:     Blue Valley Ban Corp.
        Form S-8

We acknowledge the incorporation by reference in this registration statement on Form S-8 of our reports dated May 24, 2000, August 4, 2000 and November 9, 2000, respectively, on our reviews of interim financial information of BLUE VALLEY BAN CORP., included as part of Amendment No. 5 to the registration statement on Form S-1 (SEC File Nos. 333-34328 and 333-34328-01) and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


                                        /s/ Baird Kurtz & Dobson


Kansas City, Missouri
November 9, 2000